Exhibit 99.1

NEWS RELEASE Glimcher Realty Trust 180 East Broad Street Columbus, Ohio 43215 www.glimcher.com
INVESTORS: Lisa A. Indest CAO, SVP - Finance 614.887.5844 lindest@glimcher.com	MEDIA: Karen Bailey Director, Corporate Communications 614.887.5847 kbailey@glimcher.com

FOR IMMEDIATE RELEASE
Thursday, February 13, 2014

GLIMCHER REPORTS FOURTH QUARTER
AND FISCAL YEAR 2013 RESULTS

•	Net operating income for comparable properties up 4.5% during fiscal year 2013

•	Mall store sales improved 7.6% to $468 per square foot at December 31, 2013

•	15% re-leasing spreads for the mall store leases signed during fiscal year 2013

COLUMBUS, OH - February 13, 2014 - Glimcher Realty Trust (NYSE: GRT) today announced financial results for the fourth quarter and fiscal year ended December 31, 2013. A description and reconciliation of non-GAAP financial measures to GAAP financial measures is contained in a later section of this press release. References to per share amounts are based on diluted common shares.

“We made significant progress in our transformation strategy during 2013 by consistently delivering financial and operating results in line with the top of the public mall REIT sector,” said Michael P. Glimcher, Chairman of the Board and CEO.  “A significant factor in our performance has been from contributions of our core mall portfolio, where we are seeing double digit releasing spreads, positive net operating income growth, and historically high occupancy.”

Net loss to common shareholders during the fourth quarter of 2013 was $49.0 million, or $0.34 per share, as compared to a net loss to common shareholders of $24.3 million, or $0.17 per share, in the fourth quarter of 2012. Funds From Operations (“FFO”) during the fourth quarter of 2013 was $27.3 million, or $0.18 per share, compared to $28.5 million, or $0.20 per share, in the fourth quarter of 2012. Adjusted FFO for the fourth quarter of 2013 was $29.7 million, or $0.20 per share. Adjusted FFO for the fourth quarter of 2013 excludes the $2.4 million defeasance charge associated with the Company’s refinancing of the mortgage loan on The Outlet CollectionTM | Jersey Gardens in November 2013.

For fiscal year 2013, net loss to common shareholders was $38.0 million, or $0.26 per share, compared to a net loss of $30.5 million, or $0.23 per share, for fiscal year 2012. FFO was $99.7 million, or $0.68 per share, for fiscal year 2013, compared to $80.1 million, or $0.58 per share, for fiscal year 2012. Adjusted FFO was $104.6 million or $0.71 per share, for the fiscal year of 2013 compared to $90.0 million, or $0.65 per share, for fiscal year 2012.

Fourth Quarter and Fiscal Year Earnings Highlights

•
Total revenues were $102.8 million in the fourth quarter of 2013, compared to total revenues of $91.7 million in the fourth quarter of 2012. The $11.1 million increase in total revenues resulted primarily from $8.2 million of revenue from properties acquired during 2013 and $4.3 million of revenue growth from comparable properties. The acquisitions completed in 2013 include University Park Village, located in Fort Worth, Texas, which was purchased in January 2013, the remaining 60% indirect joint venture ownership interest in WestShore Plaza (“WestShore”), located in Tampa, Florida, which was purchased in June 2013, and Arbor Hills, located in Ann Arbor, Michigan, which was purchased in December 2013.

•
Total revenues were $381.8 million for fiscal year 2013, compared to total revenues of $325.8 million for fiscal year 2012. The $56.0 million increase in total revenues resulted primarily from $44.6 million of revenue from properties acquired since January 2012, and $11.3 million in comparable property revenue growth. The acquired properties include those acquired in 2013 discussed in the preceding paragraph, as well as the properties acquired during 2012 which included: Town Center Crossing, located in Leawood, Kansas, Malibu Lumber Yard, located in Malibu, California, and the remaining 80% indirect joint venture ownership interest in Pearlridge Center, located in Honolulu, Hawaii.

•
Net loss to common shareholders was $49.0 million in the fourth quarter of 2013, compared to a net loss to common shareholders of $24.3 million in the fourth quarter of 2012. The $24.7 million increase in the net loss was primarily due to an increase of $20.2 million in non-cash impairment charges and $2.4 million of defeasance costs. The Company’s share of an impairment charge recognized during the fourth quarter of 2013 was $45.1 million and related to Puente Hills Mall, located in the City of Industry, California. During the fourth quarter of 2012, the Company recognized impairment charges related to Eastland Mall, located in Columbus, Ohio, (“Eastland”) for $18.5 million, and its share of the impairment charge on Tulsa Promenade, located in Tulsa, Oklahoma, (“Tulsa”) of $6.4 million.

•
Net loss to common shareholders for fiscal year 2013 was $38.0 million, compared to a net loss of $30.5 million for fiscal year 2012. The $7.5 million increase in the net loss was primarily due to an increase of $14.4 million in the Company’s share of impairment charges, a $6.0 million increase in charges related to the redemption of the Company’s Series G preferred shares and a $2.4 million defeasance charge associated with the mortgage refinancing of the loan on The Outlet Collection | Jersey Gardens. These unfavorable variances were partially offset by $9.1 million of growth in net operating income from the Company’s comparable properties and the Company’s share of the gain from the debt extinguishment of $6.9 million related to the sale of Tulsa in 2013.

•
Net operating income (“NOI”) for comparable mall properties, including the pro-rata share of the malls held through material joint ventures, increased 3.4% when comparing the three months ended December 31, 2013 to the three months ended December 31, 2012. NOI for these same properties for the fiscal year ended December 31, 2013 increased approximately 4.5% compared to the fiscal year ended December 31, 2012.

•
Average store rents for the Core Malls were $34.88 per square foot (“psf”) as of December 31, 2013, a 0.4% improvement from $34.74 psf as of December 31, 2012. Average in-line store rents include in-line permanent retail stores that are less than 10,000 square feet. Average rents for the Core Malls for non-anchor stores were $29.05 psf as of December 31, 2013, a 2.7% improvement from $28.28 psf as of December 31, 2012. Average rents for non-anchor stores include in-line permanent stores, office tenants, long-term specialty tenants under 20,000 sf as well as outparcels. Core Malls include all of the Company’s open-air centers, mall properties, and outlet properties, including both wholly-owned and material joint venture properties.

•
Re-leasing spreads for the Core Malls increased by 14% for the non-anchor leases signed during the fourth quarter of 2013, with base rents averaging $38.44 psf. Re-leasing spreads represent the percentage change in base rent for permanent leases signed, both new and renewals, to the base rent for comparative tenants for those leases where the space was occupied in the previous twenty-four months.

•	Total occupancy for Core Malls increased 30 basis points to 95.6% at December 31, 2013, compared to 95.3% at December 31, 2012.

•
Average store sales in the Core Malls increased 7.6%, to $468 psf, for the twelve months ended December 31, 2013, compared to $435 psf for the twelve months ended December 31, 2012. Average store sales for the Company’s comparable mall properties increased 2.5% for the twelve months ended December 31, 2013 when compared to the twelve months ended December 31, 2012. Average store sales represent retail sales for mall stores of 10,000 square feet of gross leasable area or less that reported sales in the most recent twelve month period.

•
Occupancy costs for the twelve months ended December 31, 2013 were 10.4% of tenant sales for Core Mall stores. Occupancy costs include the tenants’ minimum rent and amounts the tenants pay toward operating costs and real estate taxes.

•
Scottsdale Quarter ended the fourth quarter of 2013 with total occupancy of 93% for the first two phases of the project, comprised of retail at 89% and office at 100%. When including signed leases not yet open, leases out for signature and letters of intent, approximately 98% of the gross leasable area for the first two phases has been addressed.

Update on Liquidity and Capital Resources

•
Debt-to-total-market capitalization at December 31, 2013 (including the Company’s pro-rata share of joint venture debt) was 52.8%, based on a common share closing price of $9.36, as compared to 46.1% at December 31, 2012, based on a common share closing price of $11.09. Debt with fixed interest rates represented approximately 92.1% of the Company’s consolidated total outstanding borrowings at December 31, 2013, compared to 89.2% at December 31, 2012.

•
The Company did not sell any common shares under its at-the-market (“ATM”) equity offering program during the three months ended December 31, 2013. The Company has approximately $209.2 million available for issuance under the ATM program.

•
In November 2013, the Company closed on a $350 million mortgage loan secured by The Outlet Collection | Jersey Gardens, located in Elizabeth, New Jersey. The loan has a fixed interest rate of 3.83% per annum, with a maturity date in November 2020. Loan proceeds were partially used to retire the existing $137.1 million secured mortgage loan on the property which had an interest rate of 4.83%.

•
In November 2013, the Company closed on the sale of a parcel of land on Phase III of Scottsdale Quarter for $9.3 million.  The Company received net proceeds of $5.5 million as well as a 25% interest in a joint venture that will develop luxury for-rent residential units.  The net proceeds from the sale were used towards a principal payment on the loan outstanding on the land on Phase III of Scottsdale Quarter.

•
In December 2013, the Company acquired Arbor Hills, an upscale, open-air center. Arbor Hills has approximately 87,000 square feet of leasable space and held its grand opening in August 2013. The Company purchased a 93% interest in the property through a newly formed joint venture. The gross purchase price was $52.6 million and was funded primarily through a combination of property level debt, operating partnership units, and working capital. Also in December 2013, the Company closed on a $25.5 million loan on Arbor Hills with an interest rate of 4.27% per annum and a call date beginning on January 1, 2026.

•
In January 2014, the Company executed an agreement with the securitization trustee for the securitized mortgage loan currently encumbering Eastland and has commenced marketing the property for sale. In the event that Eastland does not sell within a six month marketing period, the trustee will acquire title to the property by a deed in lieu of foreclosure and issue a full release of the associated $40.2 million mortgage lien.

•
In February 2014, the Company closed on a modification and extension of its unsecured credit facility. The modification increases the commitment amount from $250 million to $300 million and extends the facility's maturity date to February 2018, with an additional one-year extension option available that would extend the final maturity date to February 2019. The amended credit facility will remain unsecured and provides for improved pricing through a lower interest rate structure. Based upon current debt levels, credit facility pricing is set initially at LIBOR plus 1.75% per annum versus a rate of LIBOR plus 1.95% per annum under the prior facility. The commitment amount may be increased up to $500 million under an accordion feature. The Company's availability under the credit facility is determined based upon the value of its unencumbered assets and is measured on a quarterly basis. Based upon the current pool of unencumbered properties at closing, the Company had approximately $205 million of availability under the credit facility and approximately $204 million of unused capacity.

•
In February 2014, the Company completed due diligence and has funds at risk related to a purchase agreement to acquire approximately 290,000 square feet of open-air retail properties in Oklahoma City, Oklahoma for $51.8 million. The purchase includes three contiguous retail properties and approximately 12 acres of undeveloped land. The retail properties include Nichols Hills Plaza, Classen Curve and The Triangle @ Classen Curve. The Company expects to close on the purchase in the first quarter of 2014.

2014 Outlook

As of the date of this release, the Company expects diluted net income per share to be in the range of $0.03 to $0.07 for the year ending December 31, 2014, and expects diluted FFO per share to be in the range of $0.74 to $0.78 for the year ending December 31, 2014.

The Company’s expectations for 2014 are based upon the following key factors and assumptions:

•
An increase in comparable Core Mall net operating income of 3% to 4%. Comparable Core Malls include all Core Mall properties beginning the fiscal quarter after the property has been owned for one year. Accordingly, Arbor Hills and the Oklahoma City properties are excluded throughout fiscal year 2014.

•	Lease termination income and gain on sales of outparcels of approximately $4 million.

•	Net fee and service income of $500,000.

•	General and administrative expenses of $29 to $30 million for the year.

•
$50 to $60 million of anchor re-tenanting and re-development investments primarily related to the Scottsdale Quarter Phase III, Polaris Fashion Place in Columbus, Ohio, and Town Center Plaza in Leawood, Kansas.

•	$25 to $30 million of recurring capital expenditures and tenant allowances / improvements.

•	Interest expense, excluding loan fee amortization, of $79.5 to $80.0 million for the year.

•	Purchase of Oklahoma City properties in March 2014.

•	Disposition of Eastland in July 2014, with an expected gain on the extinguishment of the Eastland mortgage.

•	Closing of the extension and modification to the Company’s credit facility during the first quarter of 2014.

•	Maintain the dividend rate of $0.40 per annum.

•	Estimated outstanding balance on the Company’s credit facility of $150 to $170 million at December 31, 2014.

A reconciliation of the range of estimated diluted net income per share to estimated diluted FFO per share for 2014 follows:

	Low End	High End
Estimated diluted net income per share	$0.03	$0.07
Add: Real estate depreciation and amortization*	0.81	0.81
Less: Gain on debt extinguishment	(0.10)	(0.10)
Estimated diluted FFO per share	$0.74	$0.78

* wholly-owned properties and pro-rata share of joint ventures

For the first quarter of 2014, the Company estimates the diluted loss per share to be in the range of $(0.05) to $(0.03) and FFO per share to be in the range of $0.15 to $0.17. A reconciliation of the range of estimated diluted net loss per share to estimated diluted FFO per share for the first quarter of 2014 follows:

	Low End	High End
Estimated diluted loss per share	$(0.05)	$(0.03)
Add: Real estate depreciation and amortization*	0.20	0.20
Estimated diluted FFO per share	$0.15	$0.17

* wholly-owned properties and pro-rata share of joint ventures

This outlook is a forward-looking statement and is subject to the risks and other factors described elsewhere in this release.

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of the Company’s performance. Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. The National Association of REIT (“NAREIT”) defines FFO as net income (loss) available to common shareholders (computed in accordance with GAAP), excluding gains or losses from sales of depreciable property, impairment adjustments associated with depreciable real estate, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  The Company may also discuss FFO as adjusted. Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the press release.

NOI is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition, the Company’s computation of same mall NOI excludes straight-line adjustments of minimum rents, amortization of above-below market intangibles, termination income, and income from outparcel sales. The Company also adjusts for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization, as well as impairment charges, are excluded from NOI for the same reasons that they are excluded from FFO pursuant to NAREIT’s definition.

Fourth Quarter Conference Call

Glimcher’s fourth quarter and fiscal year investor conference call is scheduled for 11 a.m. ET on Friday, February 14, 2014. Those wishing to listen to this call may do so by calling 888.679.8018 Passcode: 63464370. This call also will be simulcast and available over the Internet via the website www.glimcher.com. A replay will be available approximately one hour after the earnings call through midnight February 28, 2014 by dialing 888.286.8010, Passcode: 48740412 or you can access the webcast replay on the Investor Relations page of the Company’s website. Supplemental information about the fourth quarter and fiscal year operating results are available on the Company’s website, or at www.sec.gov or by calling 614.887.5632.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties, which includes open-air centers, enclosed regional malls, as well as outlet centers. At December 31, 2013, GRT owned material interests in and managed 28 properties with gross leasable area totaling approximately 19.3 million square feet, consisting of 25 Core Malls (23 wholly owned and two partially owned through joint ventures) and three community shopping centers (two wholly owned and one partially owned through a joint venture).

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series G, Series H, and Series I preferred shares are listed on the New York Stock Exchange under the symbols “GRTPRG,” “GRTPRH,” and “GRTPRI,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market. Glimcher® and Scottsdale Quarter® are registered trademarks of Glimcher Realty Trust.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture (JV) partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of Glimcher to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, failure to comply or remain in compliance with covenants in the Company’s debt instruments, failure or inability to exercise available extension options on debt instruments, failure of Glimcher to qualify as a real estate investment trust, termination of existing JV arrangements, conflicts of interest with the Company’s existing JV partners, failure to achieve projected returns on development properties, the failure to sell malls and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls, increases in impairment charges, additional impairment charges, as well as other risks listed in this news release and from time to time in Glimcher’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by Glimcher.

Visit Glimcher at: www.glimcher.com
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GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Three Months ended December 31,
Statement of Operations	2013		2012

Total revenues	$102,808		$91,687
Total expenses (1)	(78,424)		(86,680)
Operating income	24,384		5,007
Interest expense, net	(23,300)		(18,384)
Equity in loss of unconsolidated real estate entities, net (2)	(44,992)		(5,459)
Loss from continuing operations	(43,908)		(18,836)
Discontinued operations:
Income from operations	1		230
Net loss	(43,907)		(18,606)
Allocation to noncontrolling interests (3)	783		416
Less: Preferred share dividends	(5,894)		(6,090)
Net loss to common shareholders	$(49,018)		$(24,280)

Reconciliation of Net Loss to Common Shareholders to Funds From Operations		Per Diluted Common Share		Per Diluted Common Share
Net loss to common shareholders	$(49,018)		$(24,280)
Allocation to noncontrolling interest (GPLP unit holders)	(774)		(394)
	(49,792)	$(0.34)	(24,674)	$(0.17)
Real estate depreciation and amortization	31,345	0.21	26,124	0.18
Impairment charges	—	—	18,477	0.13
Pro-rata share of joint venture depreciation	663	0.00	2,236	0.02
Pro-rata share of impairment loss from unconsolidated entities (2)	45,064	0.31	6,352	0.04
Funds From Operations	$27,280	$0.18	$28,515	$0.20

Write-off of defeasance costs	$2,387	$0.02	$—	$—
Adjusted FFO	$29,667	$0.20	$28,515	$0.20

Weighted average common shares outstanding - basic	145,067		142,478
Weighted average common shares outstanding - diluted (4)	147,313		144,799

Earnings per Share
Loss from continuing operations per common share	$(0.34)		$(0.17)
Discontinued operations per common share	$0.00		$0.00
Loss per common share	$(0.34)		$(0.17)

Loss from continuing operations per diluted common share	$(0.34)		$(0.17)
Discontinued operations per diluted common share	$0.00		$0.00
Loss per diluted common share	$(0.34)		$(0.17)
Funds From Operations per diluted common share	$0.18		$0.20
Adjusted Funds From Operations per diluted common share	$0.20		$0.20

(1) Includes an $18.5 million non-cash impairment charge for the quarter ended December 31, 2012 related to Eastland Mall in Columbus, Ohio.
(2) Includes $45.1 million related to the Company's share of impairment charges for Puente Hills Mall for the three months ended December 31, 2013.
Includes $6.4 million related to the Company's share of impairment charges for Tulsa Promenade for the three months ended December 31, 2012.
(3) Noncontrolling interests are comprised of the noncontrolling interests in Town Square at Surprise and Arbor Hills, as well as the interests held by GPLP's unit holders for the three months ended December 31, 2013 and December 31, 2012.
(4) FFO per share in 2013 and 2012 has been calculated using 147,904 and 145,392 common shares, respectively, which includes common stock equivalents.

GLIMCHER REALTY TRUST
Operating Results
(in thousands, except per share amounts)
(unaudited)

	Year ended December 31,
Statement of Operations	2013		2012

Total revenues	$381,815		$325,834
Total expenses	(294,121)		(273,911)
Operating income	87,694		51,923
Gain on remeasurement of equity method investments	19,227		25,068
Interest expense, net	(80,297)		(70,496)
Equity in loss of unconsolidated real estate entities, net (1)	(31,811)		(10,127)
Loss from continuing operations	(5,187)		(3,632)
Discontinued operations:
Income from operations	512		950
Net loss	(4,675)		(2,682)
Allocation to noncontrolling interests (3)	525		601
Less: Preferred share dividends	(24,415)		(24,969)
Write-off related to preferred share redemptions (2)	(9,426)		(3,446)
Net loss to common shareholders	$(37,991)		$(30,496)

Reconciliation of Net Loss to Common Shareholders to Funds From Operations		Per Diluted Common Share		Per Diluted Common Share
Net loss to common shareholders	$(37,991)		$(30,496)
Allocation to noncontrolling interest	(619)		(554)
	(38,610)	$(0.26)	(31,050)	$(0.22)
Real estate depreciation and amortization	112,541	0.76	95,426	0.69
Impairment charges (4)	—	—	18,477	0.13
Gain on remeasurement of equity method investment	(19,227)	(0.13)	(25,068)	(0.18)
Pro-rata share of depreciation from unconsolidated entities	5,460	0.04	10,082	0.07
Pro-rata share of unconsolidated entities impairment losses	45,064	0.31	12,197	0.09
Share of net gain on sale of assets from unconsolidated entities	(5,565)	(0.04)	—	—
Funds From Operations	$99,663	$0.68	$80,064	$0.58

Write-off of pre-development costs and Tulsa note receivable	$—	$—	$6,515	$0.05
Write-off of defeasance costs	2,387	0.02	—	—
Pro-rata share of net gain on debt extinguishment from unconsolidated entity	(6,890)	(0.05)	—	—
Write-off related to preferred share redemptions (2)	9,426	0.06	3,446	0.02
Adjusted FFO	$104,586	$0.71	$90,025	$0.65

Weighted average common shares outstanding - basic	144,519		135,152
Weighted average common shares outstanding - diluted (5)	146,765		137,624

Earnings per Share
Loss from continuing operations per common share	$(0.27)		$(0.23)
Discontinued operations per common share	$0.00		$0.01
Loss per common share	$(0.26)		$(0.23)

Loss from continuing operations per diluted common share	$(0.27)		$(0.23)
Discontinued operations per diluted common share	$0.00		$0.01
Loss per diluted common share	$(0.26)		$(0.23)
Funds From Operations per diluted common share	$0.68		$0.58
Adjusted Funds From Operations per diluted common share	$0.71		$0.65

(1) Includes $45.1 million related to the Company's share of impairment charges for Puente Hills Mall in the year ended December 31, 2013. Includes $12.2 million related to the Company's share of impairment charges for Town Square at Surprise ($1.6 million) and Tulsa Promenade ($10.6 million) in the year ended December 31, 2012.
(2) Non-cash write-off of issuance costs and related discount due to the redemptions of preferred shares for the years ended December 31, 2013 and December 31, 2012.
(3) Noncontrolling interests are comprised of the noncontrolling interest in Town Square at Surprise, beginning July 20, 2012, noncontrolling interests in Arbor Hills, as well as the interests held by GPLP's unit holders for the years ending December 31, 2012 and December 31, 2013.
(4) Impairment charge for year ended December 31, 2012 relates to Eastland Mall in Columbus, Ohio.
(5) FFO per share in 2013 and 2012 has been calculated using 147,384 and 138,151 common shares, respectively, which includes the common stock equivalents.

GLIMCHER REALTY TRUST
Selected Balance Sheet Information and Operating Metrics
(in thousands, except percentages and base rents)

	December 31, 2013	December 31, 2012

Investment in real estate, net	$2,454,921	$2,187,028
Total assets	$2,658,009	$2,329,407
Mortgage notes and other notes payable	$1,847,903	$1,484,774
Debt / Market capitalization	52.4%	43.8%
Debt / Market capitalization including pro-rata share of joint ventures	52.8%	46.1%

	December 31, 2013	December 31, 2012
Occupancy:
Core Malls (1):
Mall Anchors (2)	96.3%	96.6%
Mall Non-Anchors (3)	94.7%	93.2%
Total Core Mall Portfolio	95.6%	95.3%

Comparable Retail Properties (4):
Mall Anchors (2)	96.3%	96.2%
Mall Non-Anchors (3)	94.7%	93.3%
Total occupancy for Comparable Properties	95.7%	95.1%

Average Base Rents:
Core Malls (1):
Mall Anchors (2)	$7.71	$7.41
In-Line Stores under 10,000 sf (5)	$34.88	$34.74

Comparable Retail Properties (4):
Mall Anchors (2)	$7.66	$7.67
In-Line Stores under 10,000 sf (5)	$34.94	$34.77

(1) Mall properties including material joint ventures.
(2) Stores over 20,000 sf.
(3) Non-anchors include in-line permanent retail tenants, office, and long-term specialty tenants under 20,000 sf, as well as outparcels.
(4) Core Malls excluding properties acquired or sold after December 31, 2012. Excludes Arbor Hills, University Park Village, Tulsa Promenade, and Lloyd Center in each period reported.
(5) In-line permanent retail stores under 10,000 sf.